Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 74 to the Registration Statement (Form N-1A, No. 033-18477) of our reports dated January 25, 2016 on the financial statements and financial highlights of Deutsche Small Cap Value Fund, Deutsche Mid Cap Value Fund, Deutsche Large Cap Value Fund, and Deutsche CROCI Equity Dividend Fund (four of the funds of Deutsche Value Series, Inc.), respectively, included in each Fund’s Annual Report for the fiscal year ended November 30, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 23, 2016